Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Stock Plan of Beacon Roofing Supply, Inc. (the “Company”) of our report dated November 24, 2015 (except for Notes 2 and 18 as to which the date is February 16, 2016), with respect to the consolidated financial statements of the Company as of September 30, 2015 and September 30, 2014 and for the three-year period ended September 30, 2015, and our report dated November 24, 2015 with respect to the effectiveness of internal control over financial reporting of the Company as of September 30, 2015, included in Exhibit 99.1 to the Company's Current Report on Form 8-K dated March 25, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
March 25, 2016